Exhibit 10.9

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
LONG TERM INCENTIVE PLAN
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Restricted Stock Units and Award Agreement (the “Notice”), by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);
W I T N E S S E T H:
WHEREAS, the Participant is a Non-Employee Director, and it is important to the Company that the Participant be encouraged to remain a director; and
WHEREAS, the Company has previously adopted the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan effective as of October 1, 2004, as amended from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Restricted Stock Units under the Plan, as set forth on the Notice, subject to the terms and conditions of this Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.
The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below).  Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.

2.
Grant of Award. The Company hereby awards to the Participant the number of Restricted Stock Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Restricted Stock Unit granted pursuant to this Award gives the Participant the right to receive payment of one share of Common Stock on the payment date set forth in the Notice and this Award Agreement.

3.
Nontransferability of Award. A Restricted Stock Unit is not transferable other than by will or the laws of descent and distribution.  Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Restricted Stock Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock Unit(s) involved in such attempt.

4.
Vesting. The Restricted Stock Units will vest based on the Participant’s continuous service with the Company, in any capacity (including as a director, consultant or an employee), in accordance with the vesting schedule set forth in the Notice. Notwithstanding the foregoing, if (a) a Fundamental Transaction or Change of Control occurs or (b) a Participant ceases to be a director and is not employed by the Company, a Subsidiary or Affiliated Entity as an employee or consultant (either directly or indirectly), then the Participant will vest in all of his or her unvested Restricted Stock Units on the date of the applicable event, unless subject to forfeiture or recovery pursuant to Section 9.

5.	Payment. Payment shall be made in the form of a distribution of shares of Common Stock equal to the number of vested Restricted Stock Units. Such distribution shall be made to the Participant on the payment date set forth in the Notice with respect to such Restricted Stock Unit. Notwithstanding the foregoing, if prior to the payment dates set forth in the Notice (a) a Fundamental Transaction or Change of Control occurs or (b) the Participant ceases to be a director and is not employed by the Company, a Subsidiary or Affiliated Entity as an employee or consultant (either directly or indirectly), then the Participant or the personal representative of the deceased Participant, will receive payment for all Restricted Stock Units that remain unpaid within sixty (60) days of the occurrence of such event, unless such Restricted Stock Units are subject to forfeiture or recovery pursuant to Section 9.

6.
Dividends. The Participant shall have the right to receive dividends on the unpaid Restricted Stock Units as though the Participant was a shareholder of an equivalent number of shares of Common Stock based on record dates that occur while the Restricted Stock Units remain unpaid under this Agreement.  The Company will transmit such dividends to or for the account of Participant in such manner as the Company determines; provided that the Participant is a director as of the dividend payment date.

7.
Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

8.
Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom.  If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact.  The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

9.	Participant Misconduct; Compensation Recovery.

(a)
Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This paragraph 9 shall have no effect and be deleted from this Agreement following a Change of Control.

(b)
The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover shares of the Common Stock paid to the Participant pursuant to this Award.

10.
Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form.  If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to Participant at his e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

11.
Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

12.
Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

13.
Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

14.	Code Section 409A.

(a)
General. This Agreement and all Awards granted hereunder are intended to comply with Code Section 409A. The Agreement and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A. Should any provision of the Plan, the Agreement or any Award hereunder be found not to comply with the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

(b)	Payment Restrictions. Other provisions of this Agreement notwithstanding, the following payment restrictions shall apply to Restricted Stock Units:

(i)
Separation from Service. Any payment in settlement of the Restricted Stock Units that is triggered by a separation of service hereunder will occur only at such time as Participant has had a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(ii)	Six-Month Delay Rule. The “six-month delay rule” will apply to 409A Restricted Stock Units if the following four conditions exist:

1.	The Participant has a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h));

2.	A payment is triggered by the separation from service (but not due to death);

3.	The Participant is a “specified employee” under Code Section 409A; and

4.	The payment in settlement of the Restricted Stock Units would otherwise occur within six months after the separation from service.

If the six-month delay rule applies, payment in settlement of the Restricted Stock Units shall instead be made on the first business day after the date that is six months following the Participant's separation from service (or death, if earlier), with interest from the date such payment would otherwise have been made at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment. During the six-month delay period, accelerated payment will be permitted in the event of the Participant’s death and for no other reason (including no acceleration upon a Change of Control or Fundamental Transaction) except to the extent permitted under Code Section 409A.

(iii)
Change of Control Rule. Any payment in settlement of Restricted Stock Units triggered by a Change of Control or Fundamental Transaction will be made only if, in connection with the Change of Control or Fundamental Transaction, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A-3(i)(5). In the event payment in settlement of Restricted Stock Units is not allowed by operation of this subparagraph (iii), the payment related to such Restricted Stock Units will be made within sixty (60) days of the earlier to occur of (A) the applicable payment date set forth in the Notice, death or separation from service regardless of the fact that vesting has been accelerated under the Agreement as a result of the Fundamental Transaction or Change of Control, or (B) the occurrence of a permissible time or event that could trigger a payment without violating Code Section 409A.

(c)	Other Compliance Provisions. The following provisions also apply to Restricted Stock Units:

(i)	The settlement of Restricted Stock Units may not be accelerated by the Company except to the extent permitted under Code Section 409A.

(ii)
If any mandatory term required to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

(iii)	Each payment tranche of Restricted Stock Units set forth in the Notice shall be deemed a separate payment for purposes of Code Section 409A.

Notice of Grant of Restricted Stock Units and Award Agreement
Non-Employee Director

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118
ID: 73-1395733

<NAME>                                Award Number: _________
<ADDRESS>                                Plan: LTIP
<ADDRESS>                                ID: _________
Effective <date>, you have been granted an award of <number> Restricted Stock Units.  These Restricted Stock Units entitle you to receive payments in the form of shares of Common Stock equal to the number of Restricted Stock Units to be paid on the applicable payment date.
Payment shall be made on the payment dates set forth below. Notwithstanding the foregoing, if prior to the payment dates set forth below (a) a Fundamental Transaction or Change of Control occurs or (b) the Participant ceases to be a director and is not employed by the Company, a Subsidiary or Affiliated Entity as an employee or consultant (either directly or indirectly), then the Participant or the personal representative of the deceased Participant, will receive payment for all Restricted Stock Units that remain unpaid in the manner set forth in the Award Agreement.
The current total value of the award is $_____________.
The Restricted Stock Units will vest and be paid in increments on the payment date(s) shown below. [25% of the Award is paid immediately and remaining 75% of Award is paid in 3 equal annual installments]

Restricted Stock Units	Payment Date
_____	mm/dd/yyyy
_____	mm/dd/yyyy
_____	mm/dd/yyyy
_____	mm/dd/yyyy
By your signature and the Company's signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's Amended and Restated Long Term Incentive Plan as amended and the Award Agreement, all of which are attached and made a part of this document.
By:________________________________     ________________________________
Chesapeake Energy Corporation     Participant
Date:______________________________    Date:__________________________

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